Exhibit 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

IBC Announces Change of Accounting Firms

LAREDO, Texas—(BUSINESS WIRE)—August 30 , 2007—International Bancshares Corporation (Nasdaq:IBOC) today reported that  on August 24, 2007 the Audit Committee of the Board of Directors of International Bancshares Corporation (the “Company”), with the approval of the Board of Directors, dismissed KPMG LLP (“KPMG”) as the registered accounting firm for the Company.  The dismissal of KPMG by the Company was not related to any disagreement with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

On August 30, 2007, the Audit Committee of the Board of Directors of the Company engaged McGladrey & Pullen, LLP (“McGladrey”) as the independent registered accounting firm of the Company.

“The Company’s Audit Committee has made the decision to end the Company’s long term relationship with KPMG based on the needs of the Company; however, the Audit Committee believes the Company will be better served by using McGladrey to audit the Company’s financial statements.  The Company’s asset quality has remained very strong and it should be noted that the Company is not involved in sub-prime mortgage lending and the Company has no exposure in its investment portfolio to sub-prime mortgages.  All of the mortgage-backed securities held by the Company are either fully guaranteed by the U.S. government or issued by an agency of the Federal Government and are rated AAA” said Dennis E. Nixon, President and CEO.

Total assets at June 30, 2007 were $10.4 billion compared to $10.9 billion at December 31, 2006. Total net loans were $5.1 billion at June 30, 2007 and $5.0 billion at December 31, 2006. Total deposits were $7.1 billion at June 30, 2007 and $7.0 billion at December 31, 2006.

IBC is a $10.4 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 250 facilities and over 380 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.